UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 10, 2007
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor, 18 Queen Street Hamilton HM JX Bermuda		N/A

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On December 10, 2007, Enstar Group Limited (the “Company”) and its wholly-owned subsidiary, Enstar Australia Holdings Pty Limited (“Enstar Australia”), entered into a definitive agreement for the purchase of AMP Limited’s (“AMP”) Australian-based closed reinsurance and general insurance operations, for a purchase price of AUS$585 (approximately US$518 million). The entities affiliated with AMP Limited that are parties to the agreement are AMP Insurance Investment Holdings Pty Limited, AMP Holdings Limited, AMP Group Services Limited, AMP Group Holdings Limited and AMP Services Limited.
     Upon completion of the transaction, Enstar Australia will acquire Gordian RunOff Limited, TGI Australia Limited and AMPG (1992) Limited, all of which had been placed into run-off between 1999 and 2002, AMP’s manager of these businesses, Cobalt Solutions Australia Limited, as well as certain other affiliated entities (the acquired companies, collectively “Gordian”).
     The purchase price will be reduced by the amount of any distributions paid by Gordian to AMP prior to closing. Gordian has requested Australian regulatory approval to pay pre-sale distributions of up to AUS$183.9 million (approximately US$162.8 million). The net purchase price will increase by an earnings factor calculated from July 1, 2007 through the closing date based on the ninety day moving average of the three month Australian bank bill swap reference mid-rate plus 30 basis points.
     The net purchase price is expected to be financed by approximately 70% from a major Australian bank, approximately 7.5% from J.C. Flowers II L.P. (the “Flowers Fund”); and approximately 22.5% from available cash on hand. The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of the Company’s largest shareholders. In addition, John J. Oros, a director and the Company’s Executive Chairman, is a Managing Director of J.C. Flowers & Co. LLC.
     Completion of the transaction is conditioned on, among other things, approval by the Australian regulatory authorities and satisfaction of various customary closing conditions. The transaction is expected to close in the first quarter of 2008.
     This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the Company may not be able to complete the proposed transaction or the related financing on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Other important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release issued by Enstar Group Limited, dated December 10, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: December 14, 2007	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release issued by Enstar Group Limited, dated December 10, 2007.